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Attached to and made part of GROUP ANNUITY CONTRACT NO. AC 2100 between

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

and

TRUSTEES OF THE AMERICAN DENTAL ASSOCIATION MEMBERS RETIREMENT TRUST AND OF THE AMERICAN DENTAL ASSOCIATION MEMBERS POOLED TRUST FOR RETIREMENT PLANS

                                  RIDER NO. 9

IT IS HEREBY AGREED that, effective as May 1, 1997, said Contract is amended as described below.


1. As of May 1, 1997, the definition of "Employer Plan" is added after the definition of Employer: "EMPLOYER PLAN - the retirement program of an Employer which adopts the Plan or an individually designed plan that has adopted the Pooled Trust."

2.  Section 5.1 is amended to read as follows:

         5.1 "On each May 1 commencing with May 1, 1997, an annual program expense charge, consisting of the sum of the components described in subsections (a) and (b) of this Section 5.1, shall be paid to Equitable from the Funding Accounts.

         (a) A "Percentage Charge" consisting of the sum of the amounts derived by multiplying the following percentages times the aggregate balance of the Funding Accounts as of the immediately preceding January 31:

         (i) 0.535% of the first $400 million of the aggregate balance;

         (ii) 0.530% of the next $100 million of the balance;

         (iii) 0.520% of the next $500 million of the balance;

         (iv) 0.500% of the next $500 million of the balance;

         (v) 0.485% of the next $500 million of the balance; and

         (vi) 0.470% of the balance in excess of $2 billion.

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(b) An amount equal to the total of a "per plan charge" of (x) $150 for each
    Employer Plan which is enrolled in the Program as of January 31 of each year and (y) $400 for each Employer Plan which enrolled in the Program during the calendar year ended immediately before such January 31. The per plan charge will exclude inactive Employer Plans which have no balances in the Funding Accounts as of that January 31. Commencing January 31, 1998 and on January 31 of each year thereafter, the per plan charge will be increased at a rate equal to the increase in the Consumer Price Index (as a measure of change in consumer prices-among the components are housing costs, food, transportation and electricity) during the 12 consecutive month period ending with such December 31, but the per plan charge will never increase more than 5% pr year. The per plan charge calculated as of each January 31 will be converted to a basis point charge equal to the ratio that such charge bears to the aggregate balance of the Funding Accounts as of such January 31.

    The program expense charge will be calculated as of each January 31. One-twelfth of the program expense charge will be charged to Participants' account balances on a daily basis during the 12 consecutive months beginning May 1 of the same calendar year.

    In the case of a Funding Account that is not valued every Business Day, a pro rata portion of the then applicable program expense charge will be charged to Participants' Accounts in such Funding Account on each Business Day for which a value is established.

    On the date each GRA is opened, Equitable will determine a pro rata portion of the then applicable program expense charge for amounts held in such GRA, which shall constitute the program expense charge for said GRA until its maturity. The net interest rate declared by Equitable on a Fixed Income Product will reflect the compounded effect of the then applicable program expense charge.

    As soon as practicable after the end of each quarter, Equitable will remit a portion of the program expense charge to the ADA as reimbursement for its expenses in connection with its duties with respect to the Plan and Trusts, calculated as described above but based on the following percentages of the total amounts held in the Funding Accounts as of the applicable January 31:

    (a) 0.025% of the aggregate balances in the Funding Accounts not in excess of $400 million; and

    (b) 0.020% of the aggregate balances in the Funding Accounts in excess of $400 million.

    The ADA's portion of the program expense charge applicable to GRAs shall be calculated based on the amount Equitable will receive as a program expense charge with respect to each GRA.

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    If the ADA determines that its expenses for any year are less or greater than the amount which equals its portion of the program expense charge, it may direct Equitable, upon at least 60 days prior written notice, to decrease or increase the percentages set forth in Subsection (a) of 5.1; provided, however, that it makes a corresponding decrease or increase in the portion of the program expense charge that Equitable must remit to the ADA. No change in the program expense charge made pursuant to this paragraph shall affect the program expense charge which is applicable to GRAs which were opened prior to the effective date of the change.

    Equitable shall have no responsibility for remitting to the ADA pursuant to this Section 5.1 amounts Equitable has not received from a Major Insurance Carrier or Major Bank which is making GRAs available as a Funding Account pursuant to Article III or Section 4.5.

    The parties agree that the program expense charge may be changed as of May 1, 1998 and as of any succeeding May 1.

Sections 7.1 through 7.6 are amended to read as follows:

    7.1. A party may terminate this Contract on the last day of any month, provided written notice of such termination is received by the other party at least 24 months before the date of termination. No amounts may be contributed or transferred to any Funding Account on or after the date on which the termination of this Contract is effective.

    7.2 If the Administrative Agreement is terminated for cause, either party may elect, upon three months' written notice, to terminate this Contract as of the date of termination of the Administrative Agreement. For purposes of this Section 7.2, "cause," with respect to Equitable, shall mean (a) Equitable's willful misconduct, gross negligence or gross and continued nonfeasance in the performance of its duties under the Administrative Agreement, (b) a decline in Equitable's insurance claims paying ratings such that it is both "Baa" or below as rated by Moody's Investors Service and "BBB" or below as rated by Standard & Poor's Corporation or (c) a greater than six percent decrease in the number of Employers participating in the Program, based on Program participation on December 31, 1990, which is the result of concern about Equitable's financial condition; "cause," with respect to the Trustees, shall mean the making available to ADA members by the ADA or the Trustees of any investment product that is not made available pursuant to the terms of this Contract and which is marketed for use in qualified retirement plans. As of the date of termination of the Administrative Agreement, the fees set forth in Article V shall cease to be paid to Equitable. If neither party elects to terminate this Contract upon termination of the Administrative Agreement for cause, (a) the Trustees shall appoint a successor recordkeeper under the Trusts and shall require such recordkeeper to comply with Equitable's reasonable administrative requirements, (b) Equitable shall receive fees from the Funding Accounts it provides in accordance with its standard fee schedule charged for investment management and administrative services to group pension clients receiving

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    similar investment products and no recordkeeping services and (c) Equitable shall no longer be responsible for receiving, directing, redirecting or disbursing any amounts to or from any Funding Account provided by any other party.

    7.3 Following the termination of this Contract, Equitable shall pay the amounts allocated on behalf of Participants in the Funding Accounts it provides (in cash in the case of amounts allocated to the Money Market Guarantee and in cash or marketable assets, or both, in the case of any other Funding Account) to any person designated in writing by the Trustees (or, if the Trustees make no such designation, to the Trustees), except that:

    (a) Equitable shall not transfer any such amount that is invested in a GRA provided by Equitable prior to the stated maturity, except as otherwise provided in this Contract;

    (b) Equitable will pay the value of the Trusts' interests in the Real Estate Fund in cash derived from contributions and transfers to, and from liquidating assets of, the Real Estate Fund. Equitable may defer the transfer of all or part of the amounts held for the Trusts in the Real Estate Fund for such time as Equitable reasonably considers necessary to obtain the requisite liquidity to pay the amount to be withdrawn or to protect the interests of other clients in the Real Estate Fund or in Equitable's Pooled Separate Account No. 8;

    (c) Beginning May 1, 1997, if the Trustees terminate this Contract for cause which is based on the second and third definitions of "cause" listed in Section 7.2, except as provided in Section 7.5, Equitable shall transfer amounts held under the Money Market Guarantee in twenty-one monthly installments beginning on the last Business Day of the month following the date the termination of this Contract is effective. The amount of each monthly installment will be determined as of the date it becomes payable and will be equal to (i) the amount then held under the Money Market Guarantee, divided by (ii) the number of installments that have not yet been made (including the current payment), less (iii) the aggregate amount that has been paid out by Equitable from the Money Market Guarantee pursuant to Section 7.5 since the date of the last installment; provided, however, that in no event shall the amount of any monthly installment be less than zero (in the event the amount under clause "(iii)" above exceeds the quotient resulting from dividing clause "(i)" by clause "(ii)" above, such excess shall be added to the amounts referred to in clause "(iii)" above when determining the amount payable in the next succeeding installment).

    7.4 The parties may agree to terminate the Money Market Guarantee, at any time, subject to the payout provisions of this Section 7.4. Except as provided in Section 7.5, if the Administrative Agreement is not then terminated, Equitable shall transfer amounts held under the Money Market Guarantee in monthly installments over a period of not more than 24 months

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beginning at the end of the month following such agreement. If the
Administrative Agreement is terminated by either party, Equitable will begin payment of the amounts held under the Money Market Guarantee over a period of 24 months beginning at the end of the month immediately succeeding the termination date of the Administrative Agreement. The amount of each monthly installment will be determined as of the date it becomes payable and will be equal to (i) the amount then held under the Money Market Guarantee divided by
(ii) the number of installments that have not yet been made (including the current payment), less (iii) the aggregate amount that has been paid out by Equitable from the Money Market Guarantee pursuant to Section 7.5 since the date of the last installment; provided, however, that in no event shall the amount of any monthly installment be less than zero (in the event the amount under clause "(iii)" above exceeds the quotient resulting from dividing clause "(i)" by clause "(ii)" above, such excess shall be added to the amounts referred to in clause "(iii)" above when determining the amount payable in the next succeeding installment).

    7.5 Equitable shall transfer amounts from the Money Market Guarantee without regard to Section 7.3 and 7.4 as necessary to satisfy Participant requests for withdrawals, transfers and benefit distributions under the Plan which are made solely at the direction of the Participant, without any direction or influence by the Trustees or the ADA (other than objective announcements regarding general issues relating to the Trusts or the Funding Accounts or neutral recitations of facts in response to specific Participant inquiries) and subject to reasonable administrative procedures which Equitable may institute upon termination of this Contract; provided, however, that Equitable shall not be required to transfer any amounts pursuant to this
Section if (a) the Participant has requested a transfer to another funding option (i) which is a Fixed Income Product with a stated maturity of less than one year or (ii) in which the possible loss of principal amounts invested is significantly affected by changes in prevailing interest rates (including money market funds), the investments of which have an average maturity of less than one year, or (b) the Participant has any amounts (which can be transferred or reallocated without restriction or penalty) allocated to any funding option (i) which is a Fixed Income Product with a stated maturity of less than one year or
(ii) in which the possible loss of principal amounts invested is significantly affected by changes in prevailing interest rates (including money market funds), the investments of which have an average maturity of less than one year.

    7.6 Equitable shall not be responsible for any amounts which are held by a Major Insurance Carrier or Major Bank or any other provider of Funding Accounts pursuant to Article III or Section 4.5.

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NEW YORK, NEW YORK

FOR THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES:



By:                                         By:
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   Chairman and Chief Executive                President and Chief Operating
   Officer                                     Officer

By:
   ------------------------------------
   Vice President and Secretary


      ---------------------------------     ----------------------------------
             Assistant Registrar                       Date of Issue


FOR THE CONTRACTHOLDER: Trustees of the American Dental Association Members Retirement Trust and of the American Dental Association Members Pooled Trust for Retirement Plans


                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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                              , Trustee                               , Trustee
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